                HEALTH MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
                 EXHIBIT 11--COMPUTATIONS OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                              Three months ended
                                                                  January 31,
                                                              ------------------
                                                                 1998       1997
                                                              -------    -------
Basic and Diluted Earnings Per Share:
Earnings data:
   Net income                                                 $   879      1,803
                                                              =======    =======

Weighted average shares outstanding:
   Average shares of common stock outstanding                  17,347     17,632
   Net effect of dilutive stock options--based on the
   treasury stock method using average market price               172        604
                                                              -------    -------
   Weighted average common shares and common
   share equivalents outstanding                               17,519     18,236
                                                              =======    =======

Earnings per common share:
   Basic earnings per share                                   $  0.05       0.10
                                                              =======    =======
   Diluted earnings per share                                 $  0.05       0.10
                                                              =======    =======